Exhibit (a)(21)

March 1, 2022

Centuri to Start Exciting New Chapter Independent from Southwest Gas Holdings

To: All Employees

Today marks a significant milestone for Centuri as we embark on a process to become independent from our parent company, Southwest Gas Holdings (SWX). The decision by the SWX Board of Directors to separate Centuri empowers us to begin an exciting new chapter and reflects our ability to deliver on our strategic plan.

We should all take pride in and reflect on the work we have done together to bring our organization to this point. Centuri was formed nearly eight years ago as a holding company to accelerate strategic growth. Today we are a strategic infrastructure services company with a legacy of more than 100 years of operations experience and approximately 10,500 employees serving a diverse mix of electric, gas, and combination utilities across the U.S. and Canada, with exciting prospects in clean energy and 5G.

Our most recent acquisitions and successful integrations of Linetec Services and Riggs Distler have enhanced our scale, geographic reach, and growth prospects, and positioned us to embrace the “next Centuri” with an even stronger offering for our customers and a great place for employees to build a career. All of this positions us well to succeed as an independent organization. This separation will create a more focused and nimble company better able to invest in our customers, our people, and our communities.

The separation is expected to occur within the next 9 to 12 months. Our corporate headquarters will remain in Phoenix, along with our operations locations across North America, and the management team and I will continue in our current roles. We know that our exceptional team and the values that guide us every day differentiate Centuri, and that will not change. We will continue to serve as partners to our customers as usual, and our customer contracts remain in place.

We are committed to communicate regularly about the separation process and have set up info pages on CORE and ONE Connect where we will post and share updates. Initial employee FAQs are available on the sites now along with the SWX press release.

Thank you for your ongoing contributions to Centuri that have led us to this point. I look forward to continuing to work alongside all of you in our next chapter. Our future together is bright.

Paul M. Daily

Employee FAQs

1.	What does this mean for me?

This separation reflects Centuri’s tremendous growth and success in recent years and will better position Centuri to capture additional opportunities from significant tailwinds that will drive our future profitability as a separate organization. We expect that there will be more opportunities for employees as part of a more focused, high-growth company.

2.	Why is SWX separating Centuri and why is this better for me?

Following years of planning, growth and investment, culminating with the recent acquisition of Riggs Distler, SWX is confident that Centuri now has a compelling set of opportunities to continue to deliver value for stockholders on a standalone basis. As a separate entity, Centuri will be able to focus on continued execution and acceleration of its proven growth strategy as a strategic infrastructure company.

3.	Will Centuri maintain its current values and culture?

Yes. We have an exceptional culture and values and expect to continue to build on this as a separate organization.

4.	Will my role, team, or title change? Will there be a change in the person to whom I report?

We do not expect changes due to the separation.

5.	Will anything change on an operational level?

While we can’t promise nothing will change as we grow as an organization and separate from SWX, our priority is continuing to support our customers and deliver safe and reliable service.

6.	Who will lead Centuri once it separates?

Centuri’s experienced management team, led by Paul Daily, will remain in place.

7.	Will there be any changes to employee salaries, compensation, 401(k) program or benefits?

We do not expect changes due to the separation at this time. We will keep you updated, as appropriate.

8.	If customers ask, what should we say about the separation?

It remains business as usual at Centuri. Our priority is continuing to support our customers and deliver safe and reliable service. We’ll be laser focused on partnering with utilities to help them navigate their long-term infrastructure investment strategies, including the energy transition, and deliver affordable, reliable, safe, and clean energy.

How to Find Further Information

This communication does not constitute a solicitation of any vote or approval in connection with the 2022 annual meeting of stockholders of Southwest Gas Holdings, Inc. (the “Company”) (the “Annual Meeting”). In connection with the Annual Meeting, the Company has filed a preliminary proxy statement and will file a definitive proxy statement with the U.S. Securities and Exchange Commission (“SEC”), which the Company will furnish, with any other relevant information or documents, to its stockholders in connection with the Annual Meeting. BEFORE MAKING ANY VOTING DECISION, WE URGE STOCKHOLDERS TO READ THE PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND WHITE PROXY CARD AND OTHER DOCUMENTS WHEN SUCH INFORMATION IS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE ANNUAL MEETING. The proposals for the Annual Meeting will be made solely through the definitive proxy statement. In addition, a copy of the definitive proxy statement (when it becomes available) may be obtained free of charge from www.swgasholdings.com/proxymaterials. Security holders also will be able to obtain, free of charge, copies of the proxy statement and any other documents filed by Company with the SEC in connection with the Annual Meeting at the SEC’s website at http://www.sec.gov, and at the Company’s website at www.swgasholdings.com.

Important Information for Investors and Stockholders

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. In response to the tender offer for the shares of the Company commenced by IEP Utility Holdings LLC and Icahn Enterprises Holdings L.P., the Company has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC. INVESTORS AND STOCKHOLDERS OF SOUTHWEST GAS HOLDINGS ARE URGED TO READ THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a free copy of these documents free of charge at the SEC’s website at www.sec.gov, and at the Company’s website at www.swgasholdings.com. In addition, copies of these materials may be requested from the Company’s information agent, Innisfree M&A Incorporated, toll-free at (877) 825-8621.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, without limitation, statements regarding Southwest Gas Holdings, Inc. (the “Company”) and the Company’s expectations or intentions regarding the future. These forward-looking statements can often be identified by the use of words such as “will”, “predict”, “continue”, “forecast”, “expect”, “believe”, “anticipate”, “outlook”, “could”, “target”, “project”, “intend”, “plan”, “seek”, “estimate”, “should”, “may” and “assume”, as well as variations of such words and similar expressions referring to the future, and include (without limitation) statements regarding expectations with respect to a separation of Centuri, the future performance of Centuri, Southwest Gas’s dividend ratios and Southwest Gas’s future performance. A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, the timing and amount of rate relief, changes in rate design, customer growth rates, the effects of regulation/deregulation, tax reform and related regulatory decisions, the impacts of construction activity at Centuri, whether we will separate Centuri within the anticipated timeframe and the impact to our results of operations and financial position from the separation, the potential for, and the impact of, a credit rating downgrade, the costs to integrate MountainWest, future earnings trends, inflation, sufficiency of labor markets and similar resources, seasonal patterns, the cost and management attention of ongoing litigation that the Company is currently engaged in, the effects of the pending tender offer and proxy contest brought by Carl Icahn and his affiliates, and the impacts of stock market volatility. In addition, the Company can provide no assurance that its discussions about future operating margin, operating income, COLI earnings, interest expense, and capital expenditures of the natural gas distribution segment will occur. Likewise, the Company can provide no assurance that discussions regarding utility infrastructure services segment revenues, EBITDA as a percentage of revenue, and interest expense will transpire, nor assurance regarding acquisitions or their impacts, including management’s plans or expectations related thereto, including with regard to Riggs Distler or MountainWest. Factors that could cause actual results to differ also include (without limitation) those discussed under the heading “Risk Factors” in Southwest Gas Holdings, Inc.’s most recent Annual Report on Form 10-K and in the Company’s and Southwest Gas Corporation’s current and periodic reports, including our Quarterly Reports on Form 10-Q, filed from time to time with the SEC. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its Web site or otherwise. The Company does not assume any obligation to update the forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise.

Participants in the Solicitation

The directors and officers of the Company may be deemed to be participants in the solicitation of proxies in connection with the Annual Meeting. Information regarding the Company’s directors and officers and their respective interests in the Company by security holdings or otherwise is available in its most recent Annual Report on Form 10-K filed with the SEC and its most recent definitive Proxy Statement on Schedule 14A filed with the SEC. Additional information regarding the interests of such potential participants is or will be included in the proxy statement for the Annual Meeting and other relevant materials to be filed with the SEC, when they become available.